UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON,D.C.20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           ss.240.13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO ss.240.13D-2

                               (AMENDMENT NO. 1)*

                       Pacific Special Acquisition Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         ORDINARY SHARES, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G68588105
                                 --------------
                                 (CUSIP Number)

                                OCTOBER 27, 2015
            -------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [_]  Rule 13d-1(b)
                 [X]  Rule 13d-1(c)
                 [_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G68588105                                       13G
-------- -----------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS

                                                       Woodland Partners
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [ ]
                                                                        (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  300,000 shares
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   0 shares
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       300,000 shares
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0 shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 300,000 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                              3.9%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                               PN
-------- -----------------------------------------------------------------------

CUSIP No. G68588105                                       13G
-------- -----------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

                                                       Barry Rubenstein
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [ ]
                                                                        (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  42,000 shares
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   356,042 shares
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       42,000 shares
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       356,042 shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 398,042 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                              5.2%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                               IN
-------- -----------------------------------------------------------------------

CUSIP No. G68588105                                        13G
-------- -----------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

                                                       Marilyn Rubenstein
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [ ]
                                                                        (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  0 shares
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   356,042 shares
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       0 shares
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       356,042 shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 356,042 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                              4.6%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                               IN
-------- -----------------------------------------------------------------------

CUSIP No. G68588105                                        13G
-------- -----------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

                                                       Woodland Venture Fund
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [ ]
                                                                        (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  New York
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  6,042 shares
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   0 shares
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       6,042 shares
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0 shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 6,042 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                              0.1%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                               PN
-------- -----------------------------------------------------------------------

CUSIP No. G68588105                                        13G
-------- -----------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

                                                       Woodland Services Corp.
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [ ]
                                                                        (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  New York
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  0 shares
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   6,042 shares
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       0 shares
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       6,042 shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 6,042 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                              0.1%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                               CO
-------- -----------------------------------------------------------------------

ITEM 1.

        (a)     Name of Issuer:

                Pacific Special Acquisition Corp.

        (b)     Address of Issuer's Principal Executive Offices:

                c/o 855 Pudong South Road
                The World Plaza, 27th Floor
                Pudong, Shanghai, China 200120
                86-21-61376584

ITEM 2.

1.      (a)     Name of Person Filing:   Woodland Partners
        (b)     Address of Principal Business
                Office,  or, if None, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
        (c)     Place of Organization:   New York
        (d)     Title of Class of Securities:
                                         Ordinary Shares, no par value
        (e)     CUSIP Number:            G68588105


2.      (a)     Name of Person Filing:   Barry Rubenstein
        (b)     Address of Principal Business
                Office,  or, if None, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
        (c)     Citizenship:             United States
        (d)     Title of Class of Securities:
                                         Ordinary Shares, no par value
        (e)     CUSIP Number:            G68588105


3.      (a)     Name of Person Filing:   Marilyn Rubenstein
        (b)     Address of Principal Business
                Office,  or, if None, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
        (c)     Citizenship:             United States
        (d)     Title of Class of Securities:
                                         Ordinary Shares, no par value
        (e)     CUSIP Number:            G68588105

4.      (a)     Name of Person Filing:   Woodland Venture Fund
        (b)     Address of Principal Business
                Office,  or, if None, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
        (c)     Place of Organization:   New York
        (d)     Title of Class of Securities:
                                         Ordinary Shares, no par value
        (e)     CUSIP Number:            G68588105

5.      (a)     Name of Person Filing:   Woodland Services Corp.
        (b)     Address of Principal Business
                Office,  or, if None, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
        (c)     Place of Organization:   New York
        (d)     Title of Class of Securities:
                                         Ordinary Shares, no par value
        (e)     CUSIP Number:            G68588105

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

        (j) [ ] A non-U.S. institution in accordance with ss.240.13d-(b)(1)(ii)(J).

        (k) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(K).

        If filing is a non-U.S. institution in accordance with ss.240.13d-(b)(1)(ii)(J) please specify the type of institution.

ITEM 4.    OWNERSHIP.

          The percentages of beneficial ownership shown below are based on 7,719,375 Ordinary Shares outstanding as reported in the Issuer's Form 10-Q, dated November 30, 2015.

1.      Woodland Partners:
        (a) Amount beneficially owned: 300,000 (1,2,3) shares
        (b) Percent of class: 3.9%
        (c) Number of shares as to which such person has:
           (i) Sole power to vote or to direct the vote: 300,000 (1,2,3) shares.
           (ii)  Shared power to vote or to direct the vote: 0 shares.
           (iii) Sole power to dispose or to direct the disposition of:
                 300,000 (1,2,3) shares.
           (iv)  Shared power to dispose or to direct the disposition of:
                 0 shares.

2.       Barry Rubenstein:
        (a) Amount beneficially  owned: 398,042 (1,2,3,4,5,6,7,8,9,10,11,12,13)
            shares. Barry Rubenstein is a general partner of Woodland Partners and Woodland Venture Fund, and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.
        (b) Percent of class: 5.2%
        (c) Number of shares as to which such person has:
           (i) Sole power to vote or to direct the vote: 42,000 (4,5,6) shares.
           (ii) Shared power to vote or to direct the vote: 356,042 (1,2,3,7,8,9,10,11,12,13) shares.
           (iii) Sole power to dispose or to direct the disposition of:
                 42,000 (4,5,6) shares.
           (iv)  Shared power to dispose or to direct the disposition of:
                 356,042 (1,2,3,7,8,9,10,11,12,13) shares.

3.       Marilyn Rubenstein:
        (a) Amount beneficially  owned: 356,042 (1,2,3,7,8,9,10,11,12,13)
            shares. Marilyn Rubenstein is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.
        (b) Percent of class: 4.6%
----------
(1)  Includes 300,000 Ordinary Shares held by Woodland Partners.
(2) Does not include 150,000 Ordinary Shares issuable upon the exercise of the Warrants held by Woodland Partners.
(3) Does not include 30,000 Ordinary Shares issuable upon the consummation of an initial business combination to Woodland Partners.
(4) Includes 42,000 Ordinary Shares held by the Barry Rubenstein Rollover IRA account.
(5) Does not include 21,000 Ordinary Shares issuable upon the exercise of the Warrants held by the Barry Rubenstein Rollover IRA account.
(6) Does not include 4,200 Ordinary Shares issuable upon the consummation of an initial business combination to the Barry Rubenstein Rollover IRA account.
(7) Includes 50,000 Ordinary Shares held in a joint account by Barry Rubenstein and Marilyn Rubenstein.
(8) Does not include 25,000 Ordinary Shares issuable upon the exercise of the Warrants held in a joint account by Barry Rubenstein and Marilyn Rubenstein.
(9) Does not include 5,000 Ordinary Shares issuable upon the consummation of an initial business combination to a joint account of Barry Rubenstein and Marilyn Rubenstein.
(10) Includes 6,042 Ordinary Shares held by Woodland Venture Fund.
(11) Does not include 3,021 Ordinary Shares issuable upon the exercise of the Warrants held by Woodland Venture Fund.
(12) Does not include 604 Ordinary Shares issuable upon the consummation of an initial business combination to Woodland Venture Fund.
(13) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

        (c) Number of shares as to which such person has:
           (i)   Sole power to vote or to direct the vote: 0 shares.
           (ii) Shared power to vote or to direct the vote: 356,042 (1,2,3,7,8,9,10,11,12,13) shares.
           (iii) Sole power to dispose or to direct the disposition of:
                 0 shares.
           (iv)  Shared power to dispose or to direct the disposition of:
                 356,042 (1,2,3,7,8,9,10,11,12,13) shares.

4.      Woodland Venture Fund:
        (a) Amount beneficially owned: 6,042 (10,11,12) shares
        (b) Percent of class: 0.1%
        (c) Number of shares as to which such person has:
           (i) Sole power to vote or to direct the vote: 6,042 (10,11,12) shares.
           (ii)  Shared power to vote or to direct the vote: 0 shares.
           (iii) Sole power to dispose or to direct the disposition of:
                 6,042 (10,11,12) shares.
           (iv)  Shared power to dispose or to direct the disposition of:
                 0 shares.

5.      Woodland Services Corp.:
        (a) Amount beneficially owned: 6,042 (10,11,12,13) shares. Woodland Services Corp. is a general partner of Woodland Venture Fund.
        (b) Percent of class: 0.1%
        (c) Number of shares as to which such person has:
           (i)   Sole power to vote or to direct the vote: 0 shares.
           (ii) Shared power to vote or to direct the vote: 6,042 (10,11,12,13) shares.
           (iii) Sole power to dispose or to direct the disposition of:
                 0 shares.
           (iv)  Shared power to dispose or to direct the disposition of:
                 6,042 (10,11,12,13) shares.

A joint Filing Agreement is attached hereto as Exhibit 1.

Item 5. Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

INSTRUCTION: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Persons.

        Not Applicable.

                                 Page 10 or 13

Item 8. Identification and Classification of Members of the Group.

        Not Applicable.

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10. Certification.

          By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 28, 2016

                                     WOODLAND PARTNERS

                                     By: /s/ Barry Rubenstein
                                         --------------------
                                             Barry Rubenstein, a General Partner

                                        /s/ Barry Rubenstein
                                        ---------------------
                                            Barry Rubenstein

                                        /s/ Marilyn Rubenstein
                                        ----------------------
                                            Marilyn Rubenstein

                                     WOODLAND VENTURE FUND

                                     By: /s/ Barry Rubenstein
                                         --------------------
                                             Barry Rubenstein, a General Partner

                                     WOODLAND SERVICES CORP.

                                     By: /s/ Barry Rubenstein
                                         --------------------
                                             Barry Rubenstein, President




Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                   EXHIBIT 1
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13G with respect to the securities of Pacific Special Acquisition Corp. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: January 28, 2016

                                     WOODLAND PARTNERS

                                     By: /s/ Barry Rubenstein
                                         --------------------
                                             Barry Rubenstein, a General Partner

                                        /s/ Barry Rubenstein
                                        ---------------------
                                            Barry Rubenstein

                                        /s/ Marilyn Rubenstein
                                        ----------------------
                                            Marilyn Rubenstein

                                     WOODLAND VENTURE FUND

                                     By: /s/ Barry Rubenstein
                                         --------------------
                                             Barry Rubenstein, a General Partner

                                     WOODLAND SERVICES CORP.

                                     By: /s/ Barry Rubenstein
                                         --------------------
                                             Barry Rubenstein, President